EXHIBIT 4.2

KBC Bank                                               KBC
Hong Kong Branch                                       KBC Bank Hong Kong Branch
                                                       39/F, Central Plaza
                                                       18 Harbour Road, Wanchai
                                                       Hong Kong

20th July 2004                                         Telephone +852 2879 3388
                                                       Telefax +852 2879 3300

Bonso Electronics Limited
Unit 1106-1110,11/F., Star House,
3 Salisbury Road, Tsimshatsui,
Kowloon


Attn:    Ms. Pang Kit Teng Cathy
         Director of Finance

     Dear Sirs,

     Banking Facilities

     KBC Bank N.V. (the "Bank") is pleased to set out below the revised terms and conditions upon which the Bank will consider requests made by the borrower(s) named in paragraph 1 of this letter (the "Borrower(s)" or each "Borrower") for the following facilities (the "Facilities"). The terms set out in this letter supersede and replace those set out in any of our banking facilities letters previously sent to you.

1.   Borrower(s):
     ------------

     Bonso Electronics Limited

2.   Trade Facilities:
     -----------------

     (a) Total Facility Amount: HK$25,500,000.00 (Hong Kong Dollars Twenty Five Million Five Hundred Thousand Only) maximum but in no circumstances that the outstandings of any facility shall exceed the respective facility limits set out below.

     (b) Purpose: For short term trade financing and general working capital requirements.

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     (c)  Available for:

          Trade facilities                                      facility limit
          ----------------                                      --------------

          Line 1 with aggregate limit of:                       HK$25,000,000.00

          (i) Commercial Letters of Credit ("L/C's"):
          Issuance of sight and/or up to 120 days usance
          commercial L/C's                                      HK$25,000,000.00

          (ii) Document against Payment ("D/P") and
          Documents against Acceptance ("D/A") Financing:
          Advances (with recourse to the Borrower(s)) against D/A and/or D/P bills at sight and/or with tenors of up to 120 days drawn on parties acceptable to the Bank up to HK$4,000,000.00 per each drawee.

          (iii) Advances against Trust Receipts: Advances against Trust Receipts covering merchandise called for under:-

          (a) import L/C's with tenor of up to 120 days,
          which shall include the usance pcriod granted by
          supplier under the respective import L/C's            HK$25,000,000.00

          (b) suppliers' invoices with tenor of up to 120
          days from date of advance with individual limit of
          HKD4,000,000.00                                       HK$25,000,000.00

          (c) incoming D/P or D/A with tenor of up days from
          date of advance                                       HK$25,000,000.00

          (iv) Shipping Guarantees: Issuance of Shipping
          Guarantees supported by Trust Receipts covering
          merchandise called for under import L/C's             HK$25,000,000.00

          (v) Indemnities for Negotiation under L/C's:
          Indemnities for negotiation of documents (with or
          without discrepancies) drawn under export L/C's       HK$25,000,000.00

          (vi) Advances Against Export Invoices: Advances
          with tenors of up to 120 days from bill of lading
          date for up to 100% of the net invoice amount of
          export invoices for customers approved by the Bank
          and with individual limit. of HKD4,000,000.00         HK$25,000,000.00

          (vii) Standby Letters of Credit and Bank
          Guarantees: Issuance of Standby Letter of Credit
          or Bank Guarantees to KBC Bank Germany with tenors
          of up to 365 days to secure a trade facility to
          Korona Haushaltswaren GmbH & Co.; such payment
          undertakings must be in a form and supported by
          agreements or counter-indemnities acceptable to
          the Bank                                              HK$25,000,000.00

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          Line 2 with aggregate limit of:                       HK$500,000.00

          (viii) Overdrafts: Overdraft on HK$ current
          account(s) with the. Bank.                            HK$500,000.00

          Special Conditions/Remarks:
          ---------------------------

               (a) Total limit for facilities (i), (ii),
               (iii), (iv) (v) (vi) and (vii) together under
               Line 1 shall not exceed HK$25,000,000.00

               (b) The maximum tenor of any import facility shall not exceed 120 days which shall include the usuance period granted by supplier under any import L/C's, suppliers' invoices or incoming D/A

               (c) Available limit not utilized under Line 2 can be shifted to Line 1 at the request of the Borrower(s)


3.   Foreign Exchange Facility:
     --------------------------

          (a) Same Day Settlement Limit: For foreign
          exchange spot and forward contracts same day
          settlements                                           EUR1,000,000.00

          (b) Notional Amount: For booking of foreign
          exchange spot and forward contracts acceptable to
          the Bank, with maximum tenor of 6 months. The
          notional limit stated in this letter is for
          reference only and is subject to the Bank's
          acceptance of the relevant applications.              EUR2,500,000.00

4.   Application for Facilities:
     ---------------------------

     (a) No application made by the Borrower to any of the Facilities will be considered by the Bank unless the Bank has received all of the documents bated in the Schedule hereto each in form and substance satisfactory to the Bank.

     (b) Each application made by the Borrower to use any of the Facilities in whole or in part shall be a request by the Borrower to the. Bank to extend financing on the terms and conditions set out or referred to in this letter. No commitment by the Bank to extend financing shall arise under this letter until any application by the Borrower is accepted by the Bank either expressly or by its extending Such facilities to the Borrower.

     (c) Such applications shall be made, where applicable, on the Bank's standard forms and supported by such documentation that the Bank may require.

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     (d)  No application by the Borrower to use any of the Facilities will be accepted by the Bank unless unless the Borrower complies with the terms and conditions set out or referred to in this letter and such other conditions as the Bank may impose from time to time.

     (c) Acceptance by the Bank in respect of any application made by the Borrower is subject to the Bank's overriding right of repayment on demand, amending, canceling and/or restructuring any of the Facilities. and/or pricing at the Bank's sole, discretion.

5.   Currency:
     ---------

     Borrowings in any currency are subject to availability of finds in that currency at the time the borrowings are requested.

6.   Repayment:
     ----------

     (a) Repayment must he made in full on maturity of each advance or on demand whichever occurs first.

     (b) If there are more than one Borrower named in paragraph 1 of this letter, each Borrower shall be jointly and severally liable with the other Borrower(s) for the repayment obligation under any of the Facilities. Each Borrower further agrees that the Bank is not required to make any references to the other Borrower(s) in relation to the utilitsation of the Facility by the any Borrower.

7.   Pricing:
     --------

     (a)  L/C issuane fee and commission in lieu of exchange:

          US$50,000 or below       :                1/4%
          Over US$50,000           :                1/32%

     (b)  Interest rates for import and export bills:

          For all HK$ / US$ drawings:
          ---------------------------
          1.5% p.a. over HIBOR / LIBOR

     (c)  Interest rates for Overdraft

          HK$ Prime p.a.

     (d)  Standby Letters of Credit and/or Bank Guarantees issuance fee:

          1% p.a.

     For any drawing unpaid at its maturity date the Bank may, at its sole discretion, charge a default interest at maximum of Prime + 6% p.a.

     ("Prime" means the best lending rate determined by the Bank from time to time.)

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8.   Security:
     ---------

     An unconditional continuing corporate guarantee executed by Bonso Electronics International Inc. (the "Corporate Guarantor") for the facilities amount plus accrued interest and recovery expenses.

9.   Arrangement Fee:
     ----------------

     HKD10,000.00 payable up-front which is non-refundable in any event.

10.  Undertakings:
     -------------

     (a)  Submission of the following statemements:

          (i) No later than 180 days after the end of each fiscal. year, the audited financial statements of the Borrrower(s) and the Corporate Guarantor(s), if any.

          (ii) No later than 90 days after the end of each half-year, a certified copy of the unaudited financial statements of the Borrower(s) and the Corporate Guarantor(s), if any.

          (iii) Any other documents as requested by the Bank from time to time.

11.  Others:
     -------

     The Facilities shall be subject to:

     (a) the terms and conditions of the General Customer Agreement and General Agreement for Trade Financing executed and delivered by the Borrower(s) to the Bank, and

     (b) the terms and conditions set out in all other standard agreements or documentation executed and delivered by the Borrower(s) to the Bank and other banking facilities and services provided by or continued by the Bank to the Borrower(s).

12.  Costs and Expenses:
     -------------------

     The Borrower(s) shall, upon demand by the Bank, indemnify the Bank against
     (a) all costs and expenses (including legal fees on a full indemnity basis) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement of or the preservation of any of its rights under, this letter and any other documents referred to herein; and (b) all costs, losses or liabilities incurred by the Bank as a result of providing any part of the Facilities to the Borrower(s).

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13.  Assignment:
     -----------

     (a) The Borrower(s) may not assign any of its rights or transfer any of its rights and/or obligations under this letter.

     (b) The Bank may assign any of its rights or transfer any of its rights and/or obligation's under this letter.

14.  Governing Law:
     --------------

     This letter is governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

Please confirm your agreement to the terms and conditions of this letter by signing and returning to us the enclosed duplicate copy of this letter at your earliest convenience.

Yours Faithfully,

For and on behalf of
KBC Bank N. V.


/s/_____________________________
Authorised Signatories

We confirm our agreement to the terms and conditions set out above.

For and on behalf of


/s/_______________________________
Bonso Electronics Ltd.
(Borrower)


For and on behalf of


/s/_______________________________
Bonso Electronics International, Inc.
(Corporate Guarantor)


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BONSO ELECTRONICS LIMITED                                   KBC
-------------------------
                                    Schedule

                           List of Required Documents
                           --------------------------


1. Copies of the following up-to-date documents for the Borrower(s) and the Corporate Guarantor(s), if any, certified by its authorized officer:

          o    Certificate of incorporation

          o    Business registration certificate (if available)

          o    Memorandum and articles of association ( or Bye-laws)

          o    Latest annual return filed at the Companies Registry of Hong Kong

          o Certificate of Good Standing and Certificate of Incumbency for Borrower(s)/Corporate Guarantor(s) incorporated outside Hong Kong

2. Certified extracts of the board resolutions of the Borrower(s) and the Corporate Guarantor(s), if any, approving execution, delivery and performance of, and the terms of, the agreement and other documents required by the Bank evidencing the Facilities and the guarantee(s) (the "Facility Documents"), and authorizing named person or persons to sign those and any ancillary document.

3. The duly executed Facility Documents including but limited to the following:

          a)   General Customer Agreement by the Borrower(s);
          b) Letter of Pledge and Master Trust Receipts by the Borrower(s) (optional);
          c)   Continuing Guarantee by the Corporate Guarantor(s)
          d)   Foreign Exchange Transactions agreement by the Borrower(s);
          e) Legal opinion for the Corporate Guarantor(s) by a B.V.I. solicitor; acceptable to the Bank;

4. Duly executed Mandate for Limited Company Accounts, together with signature cards by the Borrower(s)

5. Duly executed Authorization and Indemnity for Facsimile Instructions by the Borrower(s) (optional).

6. Certified true copies of indemnity documents of all authorized signatories and two directors for each of the Borrower(s) and the Corporate Guarantor(s), if any.

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